Exhibit 15.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-111040) and related prospectus pertaining to the registration of up to U.S.$2,000,000,000 of debt securities of Teléfonos de México, S.A. de C.V. of our report dated February 27, 2004, except for Note 18, as to which the date is April 6, 2004, with respect to the consolidated financial statements of Teléfonos de México, S.A. de C.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2003.

Mancera, S.C.
A member firm of
Ernst & Young Global

/s/ Fausto Sandoval Amaya
C.P.C. Fausto Sandoval Amaya

Mexico City, Mexico

June 28, 2004